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                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT ("Agreement") made as of this _____ day of February, 2003, by and between Caldwell Development, Inc. ("Seller"), having a principal place of business at 434 North Front Street, Wormleysburg, Pennsylvania 17043, and Newport Plaza Associates, L.P. ("Buyer"), a Delaware limited partnership having offices at c/o Brentway Management LLC, 44 South Bayles Avenue, Port Washington, NY 11050, and Citizens Bank of Pennsylvania, 2001 Market Street, 6th Floor, Philadelphia, Pennsylvania 19103 (with all notices to be marked "Attention: Real Estate Department) ("Escrow Agent").

                                    RECITALS

         A. Seller is concurrently herewith transferring to Buyer fee title to certain real property commonly known as the Newport Plaza Shopping Center (the "Property") pursuant to an Agreement of Purchase and Sale amended to the date hereof (the "Contract").

         B. A sewer treatment facility (the "Plant") currently exists at the Property; the PA Department of Environmental Protection ("PADEP") has extended for an additional 5 year period the existing permits allowing operation of the Plant, but is requiring that certain modifications be made to the Plant as a condition of the extension of such permits (such modifications, the "Required Modifications");

         C. Seller's engineer has estimated that the costs of the Required Modifications, including related engineering and permit fees, shall be approximately $145,000;

         D. Seller and Buyer acknowledge that based on an existing agreement concerning the Plant between Seller and Newport Assembly of God (the "Church"), Buyer had assumed that the Church would pay 41% of the costs of the Required Modifications;

         E. The Church has denied responsibility for payment of 41% of the costs of Required Modifications, contending that other tenants at the Property are responsible for creation of the conditions at the Property prompting PADEP to require such Required Modifications;

         F. Seller and Buyer desire to resolve a dispute which has arisen between them concerning who will bear the actual costs of the Required Modifications which the Buyer had assumed would be paid by the Church;

         G. In order to resolve such dispute, Seller and Buyer agree that there shall be held back from the purchase price otherwise payable to Seller under the Contract the sum of $39,000 and deposited into escrow with Escrow Agent, to be disbursed in accordance with the terms and conditions of this Agreement.









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         NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Escrow Fund. There is currently herewith being held back from the balance of the purchase price otherwise payable by Buyer to Seller at the Closing and deposited in escrow with Escrow Agent the sum of $39,000 (the "Escrow Fund"). The Escrow Fund shall be held in escrow by Escrow Agent and invested in a separate interest bearing savings or money market account in a bank and shall be disbursed in accordance with the terms and conditions of this Agreement. All interest accruing on the Escrow Fund shall be added to and constitute part of the Escrow Fund. Seller hereby represents to Escrow Agent that its Taxpayer I.D. number is 25-1754335, for Escrow Agent's use in reporting accrued interest on the Escrow Fund to the Internal Revenue Service.

         2. Success in Obtaining PADEP Approval of Lower Cost Alternative. Buyer agrees to cooperate with the Church in order to endeavor to obtain the approval of PADEP to amend the conditions of the existing permit so as to allow the installation of grease traps or other alternative solutions at the Property in lieu of the Required Modifications, thereby reducing the costs of required modifications of the Plant. Such cooperation shall not require the appeal of any decision of PADEP on this issue or the institution of any litigation. If PADEP should issue its written decision modifying the conditions of the permits so that in lieu of the Required Modifications, PADEP agrees that grease traps may be installed (to which the Church has repudiated any obligation to contribute) or other lower-cost alternatives may be implemented, then Escrow Agent shall release to Buyer the Escrow Fund, whereupon Seller's liability with regard to the Required Modifications shall terminate, provided and upon condition that the cost of the lower cost modifications shall not exceed $20,000.00.

         3. Inability to Obtain PADEP Consent to Lower Cost Alternative. If despite Buyer's reasonable efforts to do so, Buyer is unable to obtain PADEP consent to a lower-cost alternative to the Required Modifications, then at such time as the cost of the Required Modifications is determined, Buyer shall use commercially reasonable efforts (which shall not require the institution of litigation) to obtain payments from all users of the Property, to include Church, to pay for such modifications by a long-term increase to the sewer rental rate charged to all tenants and to the Church. In the event any of the tenants or Church refuse to pay said portion of the Required Modifications, Buyer, after no less than 10 days written notice to Seller, advising Seller of the efforts made by Buyer to collect from the particular tenant and the calculated reimbursement to be lost, Buyer shall notify the Escrow Agent, in writing, with copy to Seller, who may release and remit to Buyer a sum equal to the lost revenue by reason of the refusal of a tenant or tenants to pay their usage share for the Required Modifications. It is furthermore noted that, by reason of separate payment/credit from Seller to Buyer, that such right of Buyer to request withdrawal from the Escrow Fund shall not occur until any lost reimbursement for Required Modifications exceeds $20,000.00. If, after a period of six (6) months from Buyer's issuance of increased rate notices to all users, all users are paying the increased rate without threat of litigation, the remaining Escrow Fund shall be released to Seller. Likewise, after said six (6) month period, if any tenants are not paying, and the hereinbefore described procedure for withdrawal from the Escrow Fund has been accomplished, and there remains any funds in the Escrow Fund, such shall be promptly remitted to Seller.




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         4. Escrow Agent. The execution of this Agreement by Escrow Agent is solely for the purpose of evidencing the acknowledgment by Escrow Agent of the receipt of the Escrow Fund and setting forth Escrow Agent's obligations with respect to the Escrow Fund. Seller and Buyer acknowledge that Escrow Agent has no duties or responsibilities hereunder other than to hold, invest and disburse the Escrow Fund in accordance with this Agreement. Escrow Agent shall notify both Seller and Buyer before releasing any portion of the Escrow Fund. In the event of any dispute regarding any action taken or proposed to be taken by Escrow Agent with respect to the Escrow Fund, Escrow Agent may cause the Escrow Fund to be placed into the registry of a court of competent jurisdiction pursuant to an action of interpleader commenced by Escrow Agent, and Seller and Buyer, jointly and severally, shall pay directly or reimburse Escrow Agent for any and all expenses so incurred by Escrow Agent, including, without limitation, reasonable attorneys' fees incurred by Escrow Agent in any such action. Seller and Buyer acknowledge that Escrow Agent is acting hereunder solely as a convenience to the parties, and except for Escrow Agent's gross negligence or willful acts of misconduct, Seller and Buyer, jointly and severally, shall indemnify and hold harmless Escrow Agent of and from any and all liabilities, costs, expenses and claims (including reasonably attorneys' fee actually incurred), of any nature whatsoever, by reason of or arising out of its acting as escrow agent hereunder. Escrow Agent may obtain the advice of counsel and shall be protected in any action taken in good faith in accordance with such advice. Escrow Agent shall not be required to defend any legal proceedings that may be instituted against Escrow Agent in respect of this Agreement or the Escrow Fund unless requested to do so by the Seller and Buyer and indemnified to the satisfaction of the Escrow Agent against the cost and expenses of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind. Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item submitted to Escrow Agent, and shall be protected in acting in accordance with any written instructions given to the Escrow Agent which have been signed by Seller and Buyer.

         5. Notices. Any notice pursuant to this Agreement shall be validly given, if in writing, sent by recognized national overnight delivery service or in person, in which event the date of service is the day of delivery, or by pre-paid registered or certified mail, restricted delivery, return receipt requested, in which event the date of service shall be the date of acceptance or refusal. Notices shall be addressed to the parties at their addresses first set forth hereinabove, or at such other address as the respective party may designate by notice given to the other parties in accordance with this Section 5.

         6. Seller's Responsibility. This Escrow Agreement shall address Seller's full and final liability with regard to the Required Modifications to the Plant other than as set forth in that certain agreement titled "Assignment and Assumption Agreement" executed between the parties contemporaneously herewith.

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         7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

         8. Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, Seller, Buyer and Escrow Agent have executed this Agreement as of the date first above written.

                                       Caldwell Development, Inc.

                                       By:_______________________________
                                                Mark G. Caldwell

                                       Newport Plaza Associates, L.P.

                                       By: CIF-Newport Plaza Associates, LLC

                                       By: Cedar Income Fund Partnership, L.P.

                                       By: Cedar Income Fund, Lt.

                                       By: _______________________________
                                           Brenda J. Walker, Vice Pres.


Escrow Agent agrees to receive,
hold and disburse the Escrow Fund
in accordance with the terms and
conditions of this Agreement.

Citizens Bank of Pennsylvania

By:_______________________________

52035

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